Exhibit 99.1

FTI Consulting, Inc.

555 12th Street NW

Washington, DC 20004

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting Reports Fourth Quarter and Full Year 2021 Financial Results

•	Fourth Quarter 2021 Revenues of $676.2 Million, Up 8% Compared to $626.6 Million in Prior Year Quarter

•	Fourth Quarter 2021 EPS of $1.07, Down 32% Compared to $1.57 in Prior Year Quarter; Fourth Quarter 2021 Adjusted EPS of $1.13, Down 30% Compared to $1.61 in Prior Year Quarter

•	Full Year 2021 Revenues of $2.776 Billion, Up 13% Compared to $2.461 Billion in Prior Year

•	Full Year 2021 EPS of $6.65, Up 17% Compared to $5.67 in Prior Year; Full Year 2021 Adjusted EPS of $6.76, Up 13% Compared to $5.99 in Prior Year

•	Introduces 2022 Guidance

Washington, D.C., February 24, 2022 — FTI Consulting, Inc. (NYSE: FCN) today released financial results for the fourth quarter and full year ended December 31, 2021.

For the full year 2021, revenues of $2.776 billion increased $314.9 million, or 12.8%, compared to revenues of $2.461 billion in the prior year. Excluding the estimated positive impact from foreign currency (“FX”) translation, revenues increased $265.1 million, or 10.8%, compared to the prior year. Acquisition-related revenues contributed $11.5 million of the increase in revenues compared to the prior year. Excluding the estimated positive impact of FX and acquisition-related revenues, revenues increased $253.6 million, or 10.3%, compared to the prior year. The increase in revenues was due to higher demand across all business segments. Net income of $235.0 million compared to $210.7 million in the prior year. The increase in net income was primarily due to higher revenues, FX remeasurement gains, and a $7.1 million special charge in full year 2020, which was partially offset by an increase in compensation expenses, which includes the impact of a 7.3% increase in total headcount and higher variable compensation, an increase in selling, general and administrative (“SG&A”) expenses, and a higher effective tax rate compared to the prior year. Adjusted EBITDA of $354.0 million, or 12.8% of revenues, compared to $332.3 million, or 13.5% of revenues, in the prior year.

Full year 2021 earnings per diluted share (“EPS”) of $6.65 compared to $5.67 in the prior year. Full year 2021 EPS included $9.6 million of non-cash interest expense related to the Company’s 2.0% convertible senior notes due 2023 (“2023 Convertible Notes”), which reduced EPS by $0.20 and $3.1 million in fair value remeasurement of acquisition-related contingent consideration, which increased EPS by $0.09. Full year 2020 EPS included the aforementioned $7.1 million special charge, which reduced EPS by $0.14, and $9.1 million of non-cash interest expense, which reduced EPS by $0.18. Full year 2021 Adjusted EPS of $6.76, which excludes the non-cash interest expense and the fair value remeasurement, compared to Adjusted EPS of $5.99 in the prior year.

Steven H. Gunby, President and Chief Executive Officer of FTI Consulting, commented, “Our powerful results in 2021 reflect the resilience of our platform, its relevance to clients looking at their most significant opportunities and challenges, and the commitment of our more than 6,700 employees across the globe to deliver for our clients each day.”

Cash Position and Capital Allocation

Net cash provided by operating activities of $355.5 million for the year ended December 31, 2021 compared to $327.1 million for the year ended December 31, 2020. The year-over-year increase in net cash provided by operating activities was largely due to higher cash collections combined with lower income tax payments, which was partially offset by an increase in compensation.

Cash and cash equivalents of $494.5 million at December 31, 2021 compared to $295.0 million at December 31, 2020 and $342.5 million at September 30, 2021. Total debt, net of cash, of ($178.2) million at December 31, 2021 compared to $21.3 million at December 31, 2020 and ($1.3) million at September 30, 2021. The sequential decrease in total debt, net of cash, was primarily due to an increase in net cash provided by operating activities and the repayment of borrowings under the Company’s senior secured bank revolving credit facility.

There were no share repurchases during the quarter ended December 31, 2021. In full year 2021, the Company repurchased 421,725 shares of its common stock at an average price per share of $109.37 for a total cost of $46.1 million. As of December 31, 2021, approximately $167.1 million remained available for common stock repurchases under the Company’s stock repurchase authorization.

Fourth Quarter 2021 Results

Fourth quarter 2021 revenues of $676.2 million increased $49.7 million, or 7.9%, compared to revenues of $626.6 million in the prior year quarter. The increase in revenues was driven by higher demand across all business segments. Net income of $38.2 million compared to $55.6 million in the prior year quarter. The decrease in net income was primarily due to an increase in compensation expenses, which includes the impact of a 7.3% increase in total headcount, higher SG&A expenses and a higher effective tax rate compared to the prior year quarter. In the fourth quarter of 2020, the lower effective tax rate was primarily related to a combined $11.2 million benefit from the use of foreign tax credits and a deferred tax benefit arising from an intracompany intellectual property license agreement. Adjusted EBITDA of $62.0 million, or 9.2% of revenues, compared to $82.3 million, or 13.1% of revenues, in the prior year quarter.

Fourth quarter 2021 EPS of $1.07 compared to $1.57 in the prior year quarter. Fourth quarter 2021 EPS included $2.4 million of non-cash interest expense related to the Company’s 2023 Convertible Notes, which reduced EPS by $0.06. Fourth quarter 2020 EPS included $2.3 million of non-cash interest expense related to the Company’s 2023 Convertible Notes, which reduced EPS by $0.04. Fourth quarter 2021 Adjusted EPS of $1.13, which excludes the non-cash interest expense, compared to Adjusted EPS of $1.61 in the prior year quarter. The aforementioned $11.2 million tax benefit increased fourth quarter 2020 EPS and Adjusted EPS by $0.32.

Fourth Quarter 2021 Segment Results

Corporate Finance & Restructuring

Revenues in the Corporate Finance & Restructuring segment increased $11.7 million, or 5.3%, to $231.5 million in the quarter, compared to $219.8 million in the prior year quarter. The increase in revenues was due to higher demand for business transformation and transactions services, as well as an increase in pass-through revenues and success fees, which was partially offset by lower demand for restructuring services compared to the prior year quarter. Adjusted Segment EBITDA of $22.2 million, or 9.6% of segment revenues, compared to $35.4 million, or 16.1% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was due to higher compensation, which was primarily related to an increase in variable compensation, and an increase in SG&A expenses compared to the prior year quarter.

Forensic and Litigation Consulting

Revenues in the Forensic and Litigation Consulting segment increased $10.8 million, or 8.5%, to $138.0 million in the quarter, compared to $127.2 million in the prior year quarter. Acquisition-related revenues contributed $2.8 million in the quarter. Excluding acquisition-related revenues, revenues increased $8.0 million, or 6.3%, in the quarter. The increase in revenues was primarily due to higher demand for health solutions and investigations services compared to the prior year quarter. Adjusted Segment EBITDA of $8.5 million, or 6.2% of segment revenues, compared to $7.6 million, or 6.0% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was due to higher revenues, which was partially offset by an increase in SG&A expenses and compensation compared to the prior year quarter.

Economic Consulting

Revenues in the Economic Consulting segment increased $11.8 million, or 7.4%, to $172.3 million in the quarter, compared to $160.5 million in the prior year quarter. The increase in revenues was primarily due to higher demand for non-merger and acquisition (“M&A”)-related antitrust and financial economics services, which was partially offset by lower demand for M&A-related antitrust services compared to the prior year quarter. Adjusted Segment EBITDA of $30.0 million, or 17.4% of segment revenues, compared to $31.3 million, or 19.5% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was primarily due to higher compensation compared to the prior year quarter.

Technology

Revenues in the Technology segment increased $6.0 million, or 10.2%, to $64.6 million in the quarter, compared to $58.6 million in the prior year quarter. The increase in revenues was primarily due to higher demand for investigations and litigation services compared to the prior year quarter. Adjusted Segment EBITDA of $7.8 million, or 12.1% of segment revenues, compared to $10.2 million, or 17.3% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was primarily due to higher compensation, which includes an increase in variable compensation and the impact of a 14.7% increase in billable headcount, as well as higher SG&A expenses compared to the prior year quarter.

Strategic Communications

Revenues in the Strategic Communications segment increased $9.4 million, or 15.5%, to $69.9 million in the quarter, compared to $60.5 million in the prior year quarter. The increase in revenues was primarily due to higher demand for corporate reputation and public affairs services compared to the prior year quarter. Adjusted Segment EBITDA of $14.9 million, or 21.4% of segment revenues, compared to $11.7 million, or 19.4% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was due to higher revenues, which was partially offset by an increase in compensation and SG&A expenses compared to the prior year quarter.

2022 Guidance

The Company estimates that revenues for full year 2022 will range between $2.920 billion and $3.045 billion. The Company estimates that full year 2022 EPS will range between $6.40 and $7.20. The Company does not currently expect Adjusted EPS to differ from EPS. In prior years, Adjusted EPS has excluded non-cash interest expense in respect of the Company’s 2023 Convertible Notes. As a result of the Company’s adoption of Accounting Standards Update 2020-06 (“ASU 2020-06”), Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which is effective as of January 1, 2022, the Company will not recognize any non-cash interest expense after January 1, 2022.

In light of a change to the terms of the Company’s 2023 Convertible Notes, effective January 1, 2022, the Company does not expect the adoption of ASU 2020-06 to have a material impact on the determination of the Company’s fully diluted weighted average shares outstanding. Pursuant to the first supplemental indenture for the Company’s 2023 Convertible Notes, the principal amount of the 2023 Convertible Notes, at conversion, is required to be paid in cash, and only the premium due upon conversion, if any, is permitted to be settled in shares, cash or a combination of shares and cash. Consequently, the if-converted method for determining fully diluted weighted average shares outstanding, which is required pursuant to ASU 2020-06, will produce a similar result as the treasury stock method, which was the method used prior to January 1, 2022.

Fourth Quarter and Full Year 2021 Conference Call

FTI Consulting will host a conference call for analysts and investors to discuss fourth quarter and full year 2021 financial results at 3:00 p.m. Eastern Time on Thursday, February 24, 2022. The call can be accessed live and will be available for replay over the internet for 90 days by logging onto the Company’s investor relations website here.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations manage change, mitigate risk and resolve disputes: financial, legal, operational, political & regulatory, reputational and transactional. With more than 6,700 employees located in 29 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges and make the most of opportunities. The Company generated $2.78 billion in revenues during fiscal year 2021. More information can be found at www.fticonsulting.com.

Non-GAAP Financial Measures

In the accompanying analysis of financial information, we sometimes use information derived from consolidated and segment financial information that may not be presented in our financial statements or prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Certain of these financial measures are considered not in conformity with GAAP (“non-GAAP financial measures”) under the United States Securities and Exchange Commission (“SEC”) rules. Specifically, we have referred to the following non-GAAP financial measures:

•	Total Segment Operating Income

•	Adjusted EBITDA

•	Total Adjusted Segment EBITDA

•	Adjusted EBITDA Margin

•	Adjusted Net Income

•	Adjusted Earnings per Diluted Share

•	Free Cash Flow

We have included the definitions of Segment Operating Income and Adjusted Segment EBITDA, which are GAAP financial measures, below in order to more fully define the components of certain non-GAAP financial measures presented in this press release. We define Segment Operating Income as a segment’s share of consolidated operating income. We define Total Segment Operating Income, which is a non-GAAP financial measure, as the total of Segment Operating Income for all segments, which excludes unallocated corporate expenses. We use Segment Operating Income for the purpose of calculating Adjusted Segment EBITDA. We define Adjusted Segment EBITDA as a segment’s share of consolidated operating income before depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges and goodwill impairment charges. We use Adjusted Segment EBITDA as a basis to internally evaluate the financial performance of our segments because we believe it reflects current core operating performance and provides an indicator of the segment’s ability to generate cash.

We define Total Adjusted Segment EBITDA, which is a non-GAAP financial measure, as the total of Adjusted Segment EBITDA for all segments, which excludes unallocated corporate expenses. We define Adjusted EBITDA, which is a non-GAAP financial measure, as consolidated net income before income tax provision, other non-operating income (expense), depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, gain or loss on sale of a business and losses on early extinguishment of debt. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with a more complete understanding of our operating results, including underlying trends. In addition, EBITDA is a common alternative measure of operating performance used by many of our competitors. It is used by investors, financial analysts, rating agencies and others to value and compare the financial performance of companies in our industry. Therefore, we also believe that these non-GAAP financial measures, considered along with corresponding GAAP financial measures, provide management and investors with additional information for comparison of our operating results with the operating results of other companies. We define Adjusted EBITDA Margin, which is a non-GAAP financial measure, as Adjusted EBITDA as a percentage of total revenues.

We define Adjusted Net Income and Adjusted Earnings per Diluted Share (“Adjusted EPS”), which are non-GAAP financial measures, as net income and EPS, respectively, excluding the impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, losses on early extinguishment of debt, non-cash interest expense on convertible notes and the gain or loss on sale of a business. We use Adjusted Net Income for the purpose of calculating Adjusted EPS. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with an additional understanding of our business operating results, including underlying trends.

We define Free Cash Flow, which is a non-GAAP financial measure, as net cash provided by operating activities less cash payments for purchases of property and equipment. We believe this non-GAAP financial measure, when considered together with our GAAP financial results, provides management and investors with an additional understanding of the Company’s ability to generate cash for ongoing business operations and other capital deployment.

Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable with other similarly titled measures of other companies. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Consolidated Statements of Comprehensive Income and Consolidated Statements of Cash Flows. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial tables accompanying this press release.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve uncertainties and risks. Forward-looking statements include statements concerning our plans, policies and practices, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions, share repurchases and other matters, business trends, new or changes to laws and regulations, including U.S. and foreign tax laws, environmental, social and governance (“ESG”)-related issues, scientific or technological developments, and other information that is not historical, including statements regarding estimates of our future financial results. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “aspires,” “forecasts” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, estimates of our future financial results, are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, intentions, aspirations, beliefs and estimates will be achieved, and the Company’s actual results may differ materially from our expectations, beliefs and estimates. Further, unaudited quarterly results are subject to normal year-end adjustments. The Company has experienced fluctuating revenues, operating income and cash flows in prior periods and expects that this will occur from time to time in the future. Other factors that could cause such differences include declines in demand for, or changes in, the mix of services and products that we offer; the mix of the geographic locations where our clients are located or where services are performed; fluctuations in the price per share of our common stock; adverse financial, real estate or other market and general economic conditions; the impact of the COVID-19 pandemic and related events that are beyond our control, which could affect our segments, practices and the geographic regions in which we conduct business differently and adversely; and other future events, which could impact each of our segments, practices and the geographic regions in which we conduct business differently and could be outside of our control; the pace and timing of the consummation and integration of future acquisitions; the Company’s ability to realize cost savings and efficiencies; competitive and general economic conditions; retention of staff and clients; new laws and regulations or changes thereto; and other risks described under the heading “Item 1A, Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 24, 2022 and in the Company’s other filings with the SEC. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

# # #

FTI CONSULTING, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$494,485	$294,953
Accounts receivable, net	754,120	711,357
Current portion of notes receivable	30,256	35,253
Prepaid expenses and other current assets	91,166	88,144

Total current assets	1,370,027	1,129,707
Property and equipment, net	142,163	101,642
Operating lease assets	215,995	156,645
Goodwill	1,232,791	1,234,879
Intangible assets, net	31,990	41,550
Notes receivable, net	53,539	61,121
Other assets	54,404	51,819

Total assets	$3,100,909	$2,777,363

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$165,025	$170,066
Accrued compensation	507,556	455,933
Billings in excess of services provided	45,535	44,172

Total current liabilities	718,116	670,171
Long-term debt, net	297,158	286,131
Noncurrent operating lease liabilities	236,026	161,677
Deferred income taxes	170,612	158,342
Other liabilities	95,676	100,861

Total liabilities	1,517,588	1,377,182

Stockholders’ equity
Preferred stock, $0.01 par value; shares authorized — 5,000; none outstanding	—	—
Common stock, $0.01 par value; shares authorized — 75,000; shares issued and outstanding — 34,333 (2021) and 34,481 (2020)	343	345
Additional paid-in capital	13,662	—
Retained earnings	1,698,156	1,506,271
Accumulated other comprehensive loss	(128,840)	(106,435)

Total stockholders’ equity	1,583,321	1,400,181

Total liabilities and stockholders’ equity	$3,100,909	$2,777,363

FTI CONSULTING, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended December 31,
	2021	2020
	(Unaudited)
Revenues	$676,231	$626,581

Operating expenses
Direct cost of revenues	484,126	440,274
Selling, general and administrative expenses	138,768	112,422
Amortization of intangible assets	2,308	2,947

	625,202	555,643

Operating income	51,029	70,938

Other income (expense)
Interest income and other	896	(4,291)
Interest expense	(5,130)	(4,636)

	(4,234)	(8,927)

Income before income tax provision	46,795	62,011
Income tax provision	8,587	6,422

Net income	$38,208	$55,589

Earnings per common share — basic	$1.14	$1.63

Weighted average common shares outstanding — basic	33,519	34,198

Earnings per common share — diluted	$1.07	$1.57

Weighted average common shares outstanding — diluted	35,550	35,484

Other comprehensive income (loss), net of tax
Foreign currency translation adjustments, net of tax expense of $0 and $0	$(4,363)	$34,616

Total other comprehensive income (loss), net of tax	(4,363)	34,616

Comprehensive income	$33,845	$90,205

FTI CONSULTING, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Year Ended December 31,
	2021	2020
Revenues	$2,776,222	$2,461,275

Operating expenses
Direct cost of revenues	1,915,507	1,672,711
Selling, general and administrative expenses	537,844	488,411
Special charges	—	7,103
Amortization of intangible assets	10,823	10,387

	2,464,174	2,178,612

Operating income	312,048	282,663

Other income (expense)
Interest income and other	6,193	(412)
Interest expense	(20,294)	(19,805)

	(14,101)	(20,217)

Income before income tax provision	297,947	262,446
Income tax provision	62,981	51,764

Net income	$234,966	$210,682

Earnings per common share — basic	$7.02	$5.92

Weighted average common shares outstanding — basic	33,489	35,602

Earnings per common share — diluted	$6.65	$5.67

Weighted average common shares outstanding — diluted	35,337	37,149

Other comprehensive income (loss), net of tax
Foreign currency translation adjustments, net of tax expense of $0 and $0	$(22,405)	$34,412

Total other comprehensive income (loss), net of tax	(22,405)	34,412

Comprehensive income	$212,561	$245,094

FTI CONSULTING, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(Unaudited)
Net income	$38,208	$55,589	$234,966	$210,682
Add back:
Remeasurement of acquisition-related contingent consideration	—	—	(3,130)	—
Special charges	—	—	—	7,103
Tax impact of special charges	—	—	—	(1,847)
Non-cash interest expense on convertible notes	2,445	2,317	9,586	9,083
Tax impact of non-cash interest expense on convertible notes	(636)	(602)	(2,492)	(2,361)

Adjusted Net Income	$40,017	$57,304	$238,930	$222,660

Earnings per common share — diluted	$1.07	$1.57	$6.65	$5.67
Add back:
Remeasurement of acquisition-related contingent consideration	—	—	(0.09)	—
Special charges	—	—	—	0.19
Tax impact of special charges	—	—	—	(0.05)
Non-cash interest expense on convertible notes	0.08	0.06	0.27	0.24
Tax impact of non-cash interest expense on convertible notes	(0.02)	(0.02)	(0.07)	(0.06)

Adjusted earnings per common share — diluted	$1.13	$1.61	$6.76	$5.99

Weighted average number of common shares outstanding — diluted	35,550	35,484	35,337	37,149

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED EBITDA

(in thousands)

Three Months Ended December 31, 2021 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$38,208
Interest income and other							(896)
Interest expense							5,130
Income tax provision							8,587

Operating income	$19,047	$7,044	$28,571	$4,612	$14,171	$(22,416)	$51,029
Depreciation and amortization	1,346	1,200	1,420	3,176	536	960	8,638
Amortization of intangible assets	1,841	247	—	—	218	2	2,308

Adjusted EBITDA	$22,234	$8,491	$29,991	$7,788	$14,925	$(21,454)	$61,975

Year Ended December 31, 2021	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$234,966
Interest income and other							(6,193)
Interest expense							20,294
Income tax provision							62,981

Operating income	$145,765	$66,643	$111,462	$42,927	$49,708	$(104,457)	$312,048
Depreciation and amortization	5,362	5,008	5,724	12,812	2,166	3,197	34,269
Amortization of intangible assets	7,485	894	—	—	2,439	5	10,823
Remeasurement of acquisition-related contingent consideration	(3,130)	—	—	—	—	—	(3,130)

Adjusted EBITDA	$155,482	$72,545	$117,186	$55,739	$54,313	$(101,255)	$354,010

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED EBITDA

(in thousands)

Three Months Ended December 31, 2020 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$55,589
Interest income and other							4,291
Interest expense							4,636
Income tax provision							6,422

Operating income	$32,182	$6,046	$29,774	$7,227	$10,244	$(14,535)	$70,938
Depreciation and amortization	1,359	1,403	1,342	2,928	776	654	8,462
Amortization of intangible assets	1,864	173	192	—	718	—	2,947

Adjusted EBITDA	$35,405	$7,622	$31,308	$10,155	$11,738	$(13,881)	$82,347

Year Ended December 31, 2020	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$210,682
Interest income and other							412
Interest expense							19,805
Income tax provision							51,764

Operating income	$205,029	$23,899	$85,690	$30,869	$31,639	$(94,463)	$282,663
Depreciation and amortization	4,485	5,191	5,382	11,867	2,456	2,737	32,118
Amortization of intangible assets	6,455	800	325	1	2,806	—	10,387
Special charges	861	3,484	35	276	2,074	373	7,103

Adjusted EBITDA	$216,830	$33,374	$91,432	$43,013	$38,975	$(91,353)	$332,271

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Segment Revenues	Adjusted EBITDA	Adjusted EBITDA Margin	Utilization	Average Billable Rate	Revenue- Generating Headcount
	(in thousands)					(at period end)
Three Months Ended December 31, 2021 (Unaudited)
Corporate Finance & Restructuring	$231,474	$22,234	9.6%	55%	$444	1,702
Forensic and Litigation Consulting	138,004	8,491	6.2%	50%	$353	1,496
Economic Consulting	172,283	29,991	17.4%	69%	$520	921
Technology (1)	64,604	7,788	12.1%	N/M	N/M	468
Strategic Communications (1)	69,866	14,925	21.4%	N/M	N/M	814

	$676,231	$83,429	12.3%			5,401

Unallocated Corporate		(21,454)

Adjusted EBITDA		$61,975	9.2%

Year Ended December 31, 2021
Corporate Finance & Restructuring	$938,969	$155,482	16.6%	59%	$452	1,702
Forensic and Litigation Consulting	584,835	72,545	12.4%	56%	$350	1,496
Economic Consulting	697,405	117,186	16.8%	72%	$509	921
Technology (1)	287,366	55,739	19.4%	N/M	N/M	468
Strategic Communications (1)	267,647	54,313	20.3%	N/M	N/M	814

	$2,776,222	$455,265	16.4%			5,401

Unallocated Corporate		(101,255)

Adjusted EBITDA		$354,010	12.8%

Three Months Ended December 31, 2020 (Unaudited)
Corporate Finance & Restructuring	$219,809	$35,405	16.1%	52%	$472	1,655
Forensic and Litigation Consulting	127,193	7,622	6.0%	51%	$340	1,343
Economic Consulting	160,479	31,308	19.5%	65%	$529	891
Technology (1)	58,624	10,155	17.3%	N/M	N/M	408
Strategic Communications (1)	60,476	11,738	19.4%	N/M	N/M	770

	$626,581	$96,228	15.4%			5,067

Unallocated Corporate		(13,881)

Adjusted EBITDA		$82,347	13.1%

Year Ended December 31, 2020
Corporate Finance & Restructuring	$910,184	$216,830	23.8%	63%	$468	1,655
Forensic and Litigation Consulting	500,275	33,374	6.7%	51%	$335	1,343
Economic Consulting	599,088	91,432	15.3%	68%	$494	891
Technology (1)	223,016	43,013	19.3%	N/M	N/M	408
Strategic Communications (1)	228,712	38,975	17.0%	N/M	N/M	770

	$2,461,275	$423,624	17.2%			5,067

Unallocated Corporate		(91,353)

Adjusted EBITDA		$332,271	13.5%

N/M -	Not meaningful
(1)

The majority of the Technology and Strategic Communications segments’ revenues are not generated based on billable hours. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful as a segment-wide metric.

FTI CONSULTING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2021	2020
Operating activities
Net income	$234,966	$210,682
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,269	32,661
Amortization and impairment of intangible assets	10,823	10,387
Acquisition-related contingent consideration	(324)	5,593
Provision for expected credit losses	16,151	19,692
Share-based compensation	23,051	22,904
Amortization of debt discount and issuance costs and other	11,701	11,259
Deferred income taxes	4,958	(9,132)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(61,274)	(26,800)
Notes receivable	12,645	8,029
Prepaid expenses and other assets	(1,165)	4,640
Accounts payable, accrued expenses and other	(2,102)	13,901
Income taxes	10,523	(22,549)
Accrued compensation	59,566	38,627
Billings in excess of services provided	1,695	7,175

Net cash provided by operating activities	355,483	327,069

Investing activities
Payments for acquisition of businesses, net of cash received	(10,428)	(25,271)
Purchases of property and equipment and other	(68,665)	(34,849)

Net cash used in investing activities	(79,093)	(60,120)

Financing activities
Borrowings under revolving line of credit	402,500	289,500
Repayments under revolving line of credit	(402,500)	(289,500)
Purchase and retirement of common stock	(46,133)	(353,593)
Share-based compensation tax withholdings and other	(9,246)	(5,823)
Payments for business acquisition liabilities	(7,496)	(3,948)
Deposits	1,201	3,311

Net cash used in financing activities	(61,674)	(360,053)

Effect of exchange rate changes on cash and cash equivalents	(15,184)	18,684

Net increase (decrease) in cash and cash equivalents	199,532	(74,420)
Cash and cash equivalents, beginning of period	294,953	369,373

Cash and cash equivalents, end of period	$494,485	$294,953

FTI CONSULTING, INC.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

(in thousands)

	Year Ended December 31,
	2021	2020
Net cash provided by operating activities	$355,483	$327,069
Purchases of property and equipment	(68,569)	(34,866)

Free Cash Flow	$286,914	$292,203